EXHIBIT 4.5

OMNIBUS AMENDMENT

This Omnibus Amendment (this "Amendment") is entered into as of January _9_, 2007 by and among PLATINUM INTELLECTUAL PROPERTY, L.P., a Texas limited partnership (the "Company"), PLATINUM RESEARCH ORGANIZATION, L.P., a Texas limited partnership (the "Parent"), SEATTLE CITY EMPLOYEES' RETIRMENT SYSTEM, a single-employer defined-benefit public employee retirement system (the "Purchaser"), NEWLIGHT CAPITAL, LLC, a New York limited liability company ("Newlight"), and, for limited purposes, JPMORGAN CHASE BANK N.A. (the "Disbursement Agent") and Platinum Research Organization, Inc. (f/k/a NorthTech Corporation), a company organized and existing under the laws of Nevada ("PRO Inc.").

RECITALS:

       A. The Company, the Parent and the Purchaser are each a party to that certain Senior Secured Note Purchase Agreement dated as of December 3, 2004, (the "Purchase Agreement") (unless otherwise defined, all terms used herein with their initial letter capitalized shall have the meaning given such terms in the Purchase Agreement including, to the extent applicable, after giving effect to this Amendment), and in connection therewith, the Company delivered that certain Senior Secured Note of Platinum Intellectual Property, L.P. dated December 3, 2004 (the "Note") to the Purchaser in the principal amount of $6,000,000.

      B. On October 26, 2006, Parent entered into that certain Contribution Agreement (the "Contribution Agreement") among (i) PRO, Inc., , (ii) each of Parent, Lubrication Partners, a joint venture ("GP Transferor") and sole shareholder of Platinum IP Management, Inc., a company organized and existing under the laws of Texas and the general partner of Parent ("PRO GP"), each person holding a limited partnership interest in Parent (each, a "Limited Partner") (each Limited Partner and GP Transferor, a "PRO Transferor" and collectively, the "PRO Transferors"), by and through John T. (Cork) Jaeger as the representative of all PRO Transferors, and (iii) Steve Drayton as the representative of all individuals who invest in PRO Inc. (other than the PRO Transferors) (the "Investors") and who have agreed to be bound by the terms of the Contribution Agreement and have appointed Steve Drayton as their representative for purposes of the Contribution Agreement, in each case pursuant to a subscription agreement, whereby, among other things, (A) GP Transferor has agreed to contribute all of the capital stock of PRO GP to PRO Inc., (B) the Limited Partners agreed to contribute all of the outstanding limited partner partnership interests of Parent to PRO Inc., (C) the Investors agreed to contribute cash to PRO Inc., and (D) certain warrant holders agreed to exercise warrants in PRO Inc. into shares of capital stock, and in each case PRO Inc. agreed to issue shares of capital stock in PRO Inc. to the PRO Transferors, the Investors and the warrant holders in exchange for their respective contributions, all in a transaction intended to qualify under Section 351 of the Code, all on the terms and conditions set forth therein.

      C. As a condition to the consummation of the transactions contemplated by the Contribution Agreement, Parent is required to amend certain provisions of the Purchase Agreement and the other Note Purchase Documents to, among other things, (i) extend the maturity date of the Note, (ii) restructure the participation payments, (iii) modify the approval rights of the Annual Budget and annual increases in compensation of management to require consent of the Board of Directors of PRO Inc., including its independent directors, (iv) provide a prepayment right of the Obligations at any time at no premium and without penalty, and (v) terminate the Lock-Box Agreement and any requirement to maintain a lock-box agreement, in all cases, on the terms and conditions as set forth in this Amendment.

       D. The Purchaser has agreed to amend the Purchase Agreement and the other Note Purchase Documents as set forth in this Amendment.

AGREEMENT:

       NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained in this Amendment and other good and valuable consideration, the receipt and sufficiency of which are acknowledged and confessed, the parties to this Amendment agree as follows:

     Section 1. Amendments to Purchase Agreement. In reliance on the representations, warranties, covenants and agreements contained in this Amendment, and subject to the satisfaction of the condition precedent set forth in Section 5, the Purchase Agreement is amended, effective as of the Closing Date (as defined in the Contribution Agreement), in the manner provided in this Section 1.

       1.1  Amendment to Definitions of "Note Purchase Document" and "Obligations". The definitions of "Note Purchase Document" and "Obligations" contained in Section 1 of the Purchase Agreement are amended and restated to read in their entirety as follows:

"Note Purchase Document" means each of this Agreement, the Omnibus Amendment, the Note, the Security Agreement, the Collateral Assignment, the Assignment and License Agreement, the Escrow Agreement, the Service Agreement, the recordation form cover sheet with respect to the PTO and each UCC-1 financing statement referred to in Section 3."

"Obligations" means, except as otherwise provided in this definition, all obligations, Indebtedness and liabilities, joint, several, matured, unmatured, contingent, absolute, of whatever nature, now or hereafter owing by the Company to the Purchaser, including, but not limited to, all Indebtedness of the Company under this Agreement and the other Note Purchase Documents (whether for principal, interest, fees, costs, expenses, Participation Payments set forth in Section 8.01 of this Agreement or other amounts). The phrase "aggregate outstanding balance of the Obligations" means, as of any date, the sum of the aggregate outstanding principal balance of the Note and all interest accrued but not paid to such date plus any unpaid Participation Payments, whether or not such Participation Payments have accrued. For purposes of (i) the first priority security interest granted to Purchaser under the Security

Agreement and (ii) the obligations of the Company and the Parent under Sections 5 and 6 of this Agreement only, Purchaser's rights to the Participation Payments shall not be considered an Obligation of the Company."

                          1.2   Amendment to Section 6.04 of the Purchase Agreement. Section 6.04 of the Purchase Agreement is amended and restated to read in its entirety as follows:

"Section 6.04 Annual Budget. Incur expenditures in excess of, or change or otherwise modify, the Annual Budget without the prior approval of the Board of Directors of PRO, Inc., including each of its Independent Directors."

                          1.3   Amendment to Section 6.07. Section 6.07 of the Purchase Agreement is amended and restated to read in its entirety as follows:

"Section 6.07 Compensation. Other than in connection with ordinary course compensation increases for the purpose of employee retention and/or the hiring of new employees for the purpose of commercialization of the Company's Intellectual Property Rights, increase the compensation payable to any of the Parent's employees, directors or officers, or modify the terms and conditions under which such Persons are compensated in such manner as to render likely or certain an increase in his or her compensation, unless such increases and modifications are in compliance with the current Annual Budget or are otherwise approved by the Board of Directors of PRO Inc., including each of its Independent Directors."

                          1.4   Amendment to Section 8.01. Section 8.01 of the Purchase Agreement is amended and restated to read in its entirety as follows:

"Section 8.01 Participation Payment. As additional consideration and inducement for the Purchaser to purchase the Note from the Company hereunder, the Company agrees, that it shall pay to the Purchaser quarterly participation payments (the "Participation Payments") in an amount equal to the greater of (i) five percent (5%) of Gross Revenues for such respective quarter or (ii) twenty percent (20%) of Consolidated Net Income for such respective quarter, until such time as the Purchaser has been paid an aggregate of Six Million Dollars ($6,000,000) in Participation Payments. Nothing in this Section 8.01 shall alter the obligation of the Company or the Parent to receive the prior written agreement of Purchaser before entering into any transaction identified in Sections 6.03 or 6.08 of this Agreement."

                           1.5   Addition of New Defined Terms. The following defined terms shall be added to Section 1 of the Purchase Agreement:

         "Consolidated Net Income" means Gross Revenues less total expenses

"Gross Revenues" means all revenues recognized by PRO Inc. on a consolidated basis under U.S. generally accepted accounting principles.

"Independent Director" means either (i) a director who is "independent" within the meaning of the listing standards of a national securities exchange, including the New York Stock Exchange and the Nasdaq National Market or (ii) a director whom the Board of Directors of PRO Inc. has made a good faith determination is independent according to applicable law and best corporate practices."

"Omnibus Amendment" means that certain Omnibus Amendment entered into as of January ___, 2007 by and among the Company, the Parent, the Purchaser, Newlight, the Disbursement Agent and PRO, Inc.."

"PRO, Inc." means Platinum Research Organization, Inc. (f/k/a North Tech Corporation) a company organized and existing under the laws of Nevada and the parent of the Parent."

                             1.6    Addition of New Section 11.11. The following shall be added as Section 11.11 of the Purchase Agreement:

"Section 11.11 PRO, Inc. All references in the Note Purchase Documents to (i) the affirmative covenants, negative covenants, agreements and obligations (including indemnification obligations) of Parent and (ii) activities occurring after December 3, 2004 applicable or related to Parent (e.g. preparation of the Annual Budget of Parent) shall be understood to be references to, and shall apply equally to and be binding on, PRO, Inc. Without limitation and by way of example, the covenant of Parent in Section 6.06 of this Purchase Agreement to "not purchase, redeem, retire or otherwise acquire for value its partnership interests now or hereafter outstanding" shall also be deemed to constitute a covenant of PRO, Inc. to not purchase, redeem, retire or otherwise acquire for value its capital stock now or hereafter outstanding.

Section 2. Amendments to Note. In reliance on the representations, warranties, covenants and agreements contained in this Amendment, and subject to the satisfaction of the condition precedent set forth in Section 5, the Note is amended, effective as of the Closing Date (as defined in the Contribution Agreement), in the manner provided in this Section 2.

2.1   Amendment to Definition of "Maturity Date". The definition of "Maturity Date" contained in Paragraph (2) of the Note is amended and restated to read in its entirety as follows:

"Maturity Date" means the earlier of (i) the fourth anniversary of the Closing Date (as defined in the Contribution Agreement) or (ii) February 28, 2011; provided; however, if such date is not a Business Day, such date shall be the immediately succeeding Business Day.

2.2   Amendment to Paragraph (3). Paragraph (3) of the Note is

amended to add a new subparagraph (c) that shall read in its entirety as follows:

        "(c) Notwithstanding anything contained in this Note to the contrary, this Note may be prepaid in full or part at any time and from time to time without notice and without the payment of any premium, fee or penalty. All prepayments shall be credited first to unpaid interest on, and thereafter to unpaid principal of, this Note."

2.3   Amendment to Subparagraph (4)(d). Subparagraph 4(d) of the Note is amended and restated to read in its entirety as follows::

"(d) The Company or Parent shall fail to perform or observe any other material term, covenant or agreement contained in any Note Purchase Document, which failure to observe or perform such applicable term, covenant or agreement shall remain unremedied for a period of thirty (30) days after notice thereof to the Company by the Purchaser and/or Newlight, on behalf of the Purchaser;"

2.4   Amendment to Paragraph (5)(a). Paragraph (5)(a) of the Note is amended and restated to read in its entirety as follows:

"(a) Notwithstanding any other term or condition of this Note, upon the occurrence of any Event of Default described in Section 4 hereof and at the declaration of the Purchaser, the unpaid principal amount of this Note and all accrued interest outstanding on this Note and all other Obligations (other than the Participation Payments) shall automatically become immediately due and payable by the Company, in immediately available funds, with all additional interest from time to time accrued thereon and without presentation, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and notice of acceleration), all of which are hereby expressly waived by the Company."

Section 3.   Amendments to Service Agreement. In reliance on the representations, warranties, covenants and agreements contained in this Amendment, and subject to the satisfaction of the condition precedent set forth in Section 5, the Service Agreement is amended, effective as of the Closing Date (as defined in the Contribution Agreement), in the manner provided in this Section 3.

3.1    Amendment to Section 2(a)(i). Section 2(a)(i) of the Service Agreement is amended and restated to delete subsections (B), (C), and (D), which subsections shall read in their entirety as follows:

             B     Intentionally Omitted;
    Intentionally Omitted;

                                                     D    Intentionally Omitted;"

3.2    Amendment to Sections 2(c)(i) and 4. Section 2(c)(i) and Section 4 of the Service Agreement is amended and restated to delete any and all references to "from the Lock-Box Account" or ", from the Lock-Box Account".

Section 4   Termination of Lock-Box Agreement. In reliance on the representations, warranties, covenants and agreements contained in this Amendment, and subject to the satisfaction of the condition precedent set forth in Section 5, the Lock-Box Agreement is terminated as of the Closing Date (as defined in the Contribution Agreement) and shall be of no further force or effect as of the Closing Date, and any obligation of the Company to maintain a lock-box or similar type of account as set forth in any Note Purchase Document is void and shall be of no further force or effect as of the Closing Date.

Section 5   Condition Precedent. The effectiveness of the amendments and or termination of the respective Note Purchase Documents set forth in Sections 1 through 4 of this Amendment are conditioned upon the closing of the transactions contemplated by the Contribution Agreement, including but not limit to the sale by PRO Inc. of equity securities to the Investors for aggregate cash consideration of not less than $4,500,000. Other than the amendment to the Contribution Agreement dated December 15, 2006, to the extent the Contribution Agreement is further amended without the consent of Purchaser, the condition precedent set forth in this Section shall not be satisfied.

Section 6   Miscellaneous.

         6.1   Reaffirmation of Note. Any and all of the terms and provisions of the Purchase Agreement, the Note and the other Note Purchase
         Documents shall, except as amended and modified hereby, remain in full force and effect.

6.2   Legal Expenses. In addition to and not in replacement of any obligations to pay fees and expenses set forth in the Note Purchase Documents, Parent and PRO Inc. jointly and severally agree to pay on demand all reasonable fees and expenses of counsel to the Purchaser incurred by Purchaser in connection with (i) the preparation, negotiation, execution, delivery, performance and administration of this Amendment and the Note Purchase Documents (beginning with all fees and expenses related to this Amendment), and (ii) any requested waivers, amendments or consents to any of the Note Purchase Documents.

6.3   Counterparts. This Amendment may be executed in counterparts, and all parties need not execute the same counterpart.

6.4   Complete Agreement. THIS AMENDMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN OR AMONG THE PARTIES.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed on the date and year first above written.

COMPANY:

PLATINUM INTELLECTUAL PROPERTY, L.P.

By: Platinum Intellectual Property GP, Inc.
Its: General Partner

   /s/ John T. "Cork" Jaeger, Jr.
By: ______________________
Name: John T. "Cork" Jaeger, Jr.
Its: Chief Executive Officer

                                                                                          PARENT:

PLATINUM RESEARCH ORGANIZATION, L.P.

                                                                                                    By: Platinum IP Management, Inc.
                                                                                                    Its: General Partner

                                                                                                        /s/ John T. "Cork" Jaeger, Jr.
                                                                                                     By:__________________________
                                                                                                     Name: John T. (Cork) Jaeger, Jr.
                                                                                                     Title: Chief Executive Officer

                                                                                                       PURCHASER:

                                                                                             SEATTLE CITY EMPLOYEES' RETIREMENT
                                                                                             SYSTEMS

                                                                                                /s/ Mel Robertson

                                                                                             By:_________________________________
                                                                                             Name: Mel Robertson
                                                                                             Title: Chief Investment Officer

                                                                                              NEWLIGHT CAPITAL, LLC

                                                                                                /s/ Joe Agiato

                                                                                               By:_________________________________
                                                                                               Name: Joe Agiato
                                                                                               Title: President

[Signature page]

                     For purposes of Section 4 only:

                     JPMorgan Chase Bank
                     as Disbursement Agent

                                                                                           By:__________________________________
                                                                                                  Saverio A. Lunetta
                                                                                                  Vice President

                     For purposes of Section 1.6 only:

                     PLATINUM RESEARCH ORGANIZATION, INC.

                        /s/ Cecelia Pineda

                                                                                           By:__________________________________
                                                                                           Name: Cecelia Pineda
                                                                                           Title: President and Chief Executive Officer

[Signature page]